Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION

TO THE HOLDERS OF

8.375% SENIOR NOTES DUE 2017

(CUSIP NO. 221643 AD1)*

On behalf of Cott Beverages Inc., a Georgia corporation (the “Issuer”), notice is hereby given that, pursuant to Section 3.7(b) of the Indenture, dated as of November 13, 2009, (the “Indenture”) among the Issuer, the Guarantors identified on the signature pages thereto, and Wells Fargo Bank, National Association, successor trustee to HSBC Bank USA, National Association, as Trustee (the “Trustee”), the Company has elected to redeem US $200,000,000 aggregate principal amount of its 8.375% Senior Notes due 2017 (the “Notes”) at a redemption price of 104.118% plus accrued and unpaid interest (the “Redemption Price”) to the Redemption Date (as defined below). Pursuant to Section 3.2 of the Indenture, selection of the Notes for redemption will be made by lot in accordance with the procedures of The Depository Trust Corporation. Terms used in this Notice of Partial Redemption and not otherwise defined shall have the meanings assigned to them in the Indenture.

The date fixed for redemption is November 15, 2013 (the “Redemption Date”). From and after the Redemption Date, interest on the portion of the Notes redeemed will cease to accrue, unless the Company defaults in the payment of the Redemption Price. After the Redemption Date, upon surrender of the outstanding Notes, new Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Notes.

The Trustee will act as Paying Agent with respect to the partial redemption of the Notes. As required by the Indenture, the redeemed Notes must be presented and surrendered to the Paying Agent in order to receive payment of the Redemption Price. Payment of the Redemption Price including the accrued interest to the Redemption Date will be made on or after the Redemption Date, upon presentation and surrender of the Notes to the Paying Agent at one of the addresses set forth below and in accordance with the procedures of the Depository Trust Company:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121	Wells Fargo Bank, National Association Corporate Trust Services Northstar East Building - 12th Floor
P.O. Box 1517 Minneapolis, MN 55480	6th & Marquette Avenue Minneapolis, MN 55479	608 Second Avenue South Minneapolis, MN 55402

Holders of the Notes who have questions or wish to discuss the redemption may contact Wells Fargo Bank, National Association, 7000 Central Parkway, Suite 550, Atlanta, GA 30328, Attention: Corporate, Municipal and Escrow Services, E-mail: stefan.victory@wellsfargo.com, Phone:770-551-5117.

IMPORTANT TAX INFORMATION

Under the Internal Revenue Code of 1986, the Paying Agent may be obligated to withhold 28% from payments of the Redemption Price to holders who have failed to furnish the Paying Agent with a correct Taxpayer Identification Number. To avoid the application of these provisions, a holder should submit its certified Taxpayer Identification Number on a properly completed IRS Form W-9 (available at http://www.irs.gov) when presenting its certificates (or should submit a properly completed IRS Form W-8BEN or other certification establishing an exemption from withholding, if applicable).

*	The CUSIP number listed above is for information purposes only. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness or accuracy on the Notes or as indicated in any redemption notice.

By: Cott Beverages Inc.

By: Wells Fargo Bank, National Association, as Trustee

Dated: October 4, 2013